UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2025

Aspira Women’s Health Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34810	33-0595156
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12117 Bee Caves Road Building III Suite 100
Austin, Texas	78738
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 512 519-0400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AWH	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2025, Aspira Women’s Health Inc. (the “Company”) signed an employment agreement with Michael Buhle, its Chief Executive Officer.

Pursuant to the terms of an employment agreement, effective on March 26, 2025 (the “Employment Agreement”), the Company will pay Mr. Buhle an annual base salary of $400,000. In addition, Mr. Buhle will be eligible for a bonus of up to 50% of his base salary (prorated for partial years) for achievement of corporate goals to be defined by the Company’s Board of Directors. The exact payment terms of such bonus, if any, are to be set by the Compensation Committee of the Board of Directors in its sole discretion. During the term of his employment, Mr. Buhle will also be entitled to the Company’s standard benefits covering employees at his level. If Mr. Buhle’s employment is terminated without cause or resigns for good reason (as these terms are defined in the Employment Agreement) at any time following the date that is (a) six (6) months or (b) twelve (12) months following the Effective Date, and provided that he complies with certain requirements (including signing a standard separation agreement release and complying with the non-competition provision in the Employment Agreement), under the Employment Agreement:

(a) After six (6) months of employment, continued payment of Executive’s base salary as then in effect for a period of three (3) months following the date of termination (the “Severance Period”), to be paid periodically in accordance with the Company’s standard payroll practices, provided that you shall immediately repay to the Company any amounts that you receive hereunder if within sixty days following termination of your employment you either have failed to execute the standard release described above or have revoked the general release after you execute it; and

(b) After twelve (12) months of employment, continued payment of Executive’s base salary as then in effect for a period of six (6) months following the date of termination (the “Severance Period”), to be paid periodically in accordance with the Company’s standard payroll practices, provided that you shall immediately repay to the Company any amounts that you receive hereunder if within sixty days following termination of your employment you either have failed to execute the standard release described above or have revoked the general release after you execute it; and

(c) Continuation of Company health and dental benefits through COBRA premiums paid by the Company directly to the COBRA administrator during the Severance Period; provided, however, that such premium payments shall cease prior to the end of the Severance Period if Executive commences other employment with reasonably comparable or greater health and dental benefits, to be determined in Executive’s sole discretion.

The Employment Agreement additionally provides that Mr. Buhle will be granted a stock option award with respect to 100,000 shares of Company common stock on, or as soon as administratively practicable, subject to approval by the Compensation Committee of the Board of Directors, and subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan and a stock option award agreement in a form substantially similar to that used by the Company for other senior executives of the Company (each such award, an “Option”). Each Option shall have a per share exercise price equal to the closing price per share of Company common stock as of the applicable grant date. The stock options vest monthly over four years from the Effective Date, subject to Mr. Buhle’s continued employment with the Company. The Option shall remain exercisable until the earliest to occur of (i) 90 days from the date of Mr. Buhle’s termination of employment, (ii) the date on which the Options would have expired if Mr. Buhle’s employment had continued through the full term of the Option and (iii) the date on which Mr. Buhle breaches this Agreement, the PIIA or any other agreement between Mr. Buhle and the Company or any of its affiliates. Additionally, the Employment Agreement provides that if Mr. Buhle’s employment is terminated without cause or for good reason within the 12-month period following a change of control (as such term is defined in the Employment Agreement), then, in addition to the benefits above, 100% of any then-unvested options to purchase Company common stock previously granted by the Company will vest upon the date of such termination (subject to earlier expiration at the end of the option’s original term).

Under the Employment Agreement, Mr. Buhle is subject to a non-solicitation covenant, extending for 12 months following the termination of Mr. Buhle’s employment with the Company, as well as a mutual non-disparagement covenant.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Aspira Women’s Health Inc. and Michael Buhle dated as of March 27, 2025
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPIRA WOMEN’S HEALTH INC.

Date: March 31, 2025	By:	/s/ James Crawford
James Crawford
Vice President of Finance